EXHIBIT 23.1

871 Coronado Center Drive Suite 110 Henderson, Nevada 89052

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2020 , which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Marathon Patent Group, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

RBSM LLP
Henderson, NV
August 6, 2020